     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998



                                                      REGISTRATION NO. 333-47861

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                           DELL COMPUTER CORPORATION
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                  74-2487834
     (State or other jurisdiction of          (I.R.S. Employer Identification No.)
      incorporation or organization)

                   ONE DELL WAY, ROUND ROCK, TEXAS 78682-2244
                                 (512) 338-4400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              THOMAS J. MEREDITH                                 Copies to:
  SENIOR VICE PRESIDENT AND CHIEF FINANCIAL
                    OFFICER                                 THOMAS H. WELCH, JR.
          DELL COMPUTER CORPORATION                      GENERAL CORPORATE COUNSEL
                 ONE DELL WAY                            DELL COMPUTER CORPORATION
         ROUND ROCK, TEXAS 78682-2244                           ONE DELL WAY
                 512-338-4400                           ROUND ROCK, TEXAS 78682-2244
    (Name and address, including zip code,
  and telephone number of agent for service)


                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any State.

PROSPECTUS (Subject to Completion)

Issued April 3, 1998


                                  [DELL LOGO]

                           Dell Computer Corporation

                                DEBT SECURITIES
                            ------------------------

     Dell Computer Corporation, a Delaware corporation (the "Company"), from time to time may offer its debt securities consisting of senior debentures, notes, bonds or other evidences of indebtedness in one or more series ("Debt Securities") with an aggregate initial public offering price of up to $500 million or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"). The Debt Securities may be offered in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The Debt Securities may be sold for U.S. Dollars, one or more foreign currencies or composite currencies, and the principal of and any interest on the Debt Securities may likewise be payable in U.S. Dollars, one or more foreign currencies, composite currencies or amounts determined by reference to an index.

     The Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. See "Description of Debt Securities."

     The specific terms of the Debt Securities with respect to which this Prospectus is being delivered, such as (where applicable) the specific designation, aggregate principal amount, currency, denomination, maturity, premium, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or the holder or for sinking fund payments, and the initial public offering price, will be set forth in an accompanying Prospectus Supplement. See "Description of Debt Securities."

     The Debt Securities may be sold through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The Debt Securities may also be sold directly by the Company or through agents designated from time to time. If any underwriters or agents are involved in the sale of the Debt Securities, their names, the principal amount of Debt Securities to be purchased by them and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.


April  , 1998

     CERTAIN PERSONS PARTICIPATING IN AN OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH DEBT SECURITIES, AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER AN OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the World Wide Web site is http://www.sec.gov. Reports and other information concerning the Company may be also inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Debt Securities. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the SEC at the addresses set forth above or through the SEC's World Wide Web site.

     Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance are qualified in all respects by reference to the copy of such contract or document filed as an exhibit to the Registration Statement.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents have been filed by the Company with the SEC, are incorporated by reference into this Prospectus and are deemed to be a part of this Prospectus:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 2, 1997; and

          (b) The Company's Quarterly Reports on Form 10-Q for the fiscal periods ended May 4, 1997, August 3, 1997 and November 2, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the SEC that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Dell Computer Corporation, Investor Relations, One Dell Way, Round Rock, Texas 78682-2244 (telephone: (512) 338-4400).

                                  THE COMPANY

     Dell Computer Corporation (the "Company") is the world's leading direct computer systems company and one of the top three computer vendors in the world. The Company designs, develops, manufactures, markets, services and supports a wide range of computer systems, including desktops, notebooks, workstations and network servers, and also markets software, peripherals and service and support programs.

     The Company is a Delaware corporation that was incorporated in 1987, succeeding to the business of a predecessor Texas corporation that was originally incorporated in 1984. Based in Round Rock, Texas, the Company conducts operations worldwide through wholly-owned subsidiaries. Unless otherwise specified, references herein to the "Company" are references to the Company and its consolidated subsidiaries.

     The Company's principal executive offices are located at One Dell Way, Round Rock, Texas 78682-2244, and its telephone number at that location is (512) 338-4400. The Company's World Wide Web address is www.dell.com.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Debt Securities will be used for general corporate purposes, including capital expenditures. Pending such uses, the Company intends to invest the net proceeds in marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Set forth below is the ratio of earnings to fixed charges for each of the periods stated. For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes plus fixed charges, and "fixed charges" consist of interest expense, amortization of debt expense and discount or premium and the portion of rental expense deemed to be representative of the interest component.

                              NINE
                             MONTHS                               FISCAL YEAR ENDED
                              ENDED      -------------------------------------------------------------------
                           NOVEMBER 2,   FEBRUARY 2,   JANUARY 28,   JANUARY 29,   JANUARY 30,   JANUARY 31,
                              1997          1997          1996          1995          1994          1993
                           -----------   -----------   -----------   -----------   -----------   -----------
Ratio of Earnings to
  Fixed Charges..........     99.2x         41.0x         16.7x         10.9x           (a)         10.1x

---------------

(a) Earnings were inadequate to cover fixed charges during the fiscal year ended January 30, 1994. The amount of the deficiency was $19 million.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 1997 and the Quarterly Report on Form 10-Q for the fiscal period ended November 2, 1997. The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). The basic and diluted earnings per common share information presented below has been restated for SFAS 128.

                                  NINE MONTHS ENDED                               TWELVE MONTHS ENDED
                              -------------------------   -------------------------------------------------------------------
                              NOVEMBER 2,   OCTOBER 27,   FEBRUARY 2,   JANUARY 28,   JANUARY 29,   JANUARY 30,   JANUARY 31,
                                 1997          1996          1997          1996          1995          1994          1993
                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
  Net revenue...............    $8,590        $5,347        $7,759        $5,296        $3,475        $2,873        $2,014
  Gross margin..............     1,899         1,142         1,666         1,067           738           433           449
  Operating income (loss)...       919           464           714           377           249           (39)          139
  Income (loss) before
    extraordinary loss......       659           343           531           272           149           (36)          102
  Net income (loss).........    $  659        $  330        $  518        $  272        $  149        $  (36)       $  102
  Income (loss) before
    extraordinary loss per
    common share(a)(b):
    Basic...................    $ 1.00        $ 0.48        $ 0.75        $ 0.36        $ 0.23        $ (.07)       $ 0.18
    Diluted.................    $ 0.89        $ 0.45        $ 0.68        $ 0.33        $ 0.19        $ (.07)       $ 0.16
  Weighted average shares
    outstanding(a):
    Basic...................       663           716           710           716           618           597           580
    Diluted.................       738           775           782           790           750           597           628
STATEMENT OF FINANCIAL
  POSITION DATA:
    Working capital.........    $1,228        $1,023        $1,089        $1,018        $  718        $  510        $  359
    Total assets............     3,921         2,724         2,993         2,148         1,594         1,140           927
    Long-term debt..........        18            18            18           113           113           100            48
    Total stockholders'
      equity................    $1,207        $  851        $  806        $  973        $  652        $  471        $  369

---------------

(a) All share and per share information has been retroactively restated to reflect the two-for-one split of the common stock paid in March 1998 and the two-for-one split of the common stock paid in July 1997.

(b) Excludes extraordinary loss of $0.02 basic per common share and $0.02 diluted per common share for fiscal 1997.

                         DESCRIPTION OF DEBT SECURITIES

     The following statements with respect to the Debt Securities are summaries of, and are subject to, the detailed provisions of an indenture (the "Indenture") to be entered into by the Company and one or more commercial banks, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities will be described in a Prospectus Supplement relating to such series.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company. The Debt Securities will be senior unsecured obligations of the Company.

     The applicable Prospectus Supplement will describe the following terms of the series of Debt Securities with respect to which this Prospectus is being delivered:

          (a) The title of the Debt Securities of the series;

          (b) Any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

          (c) The person to whom any interest on a Debt Security shall be payable, if other than the person in whose name that Debt Security is registered on the Regular Record Date;

          (d) The date or dates on which the principal and premium, if any, of the Debt Securities of the series are payable;

          (e) The rate or rates (which may be fixed or variable) at which the Debt Securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the Interest Payment Dates on which any such interest will be payable or the method by which the dates will be determined, the Regular Record Date for any interest payable on any Interest Payment Date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

          (f) The place or places where the principal of and any premium and interest on the Debt Securities of the series will be payable if other than the Borough of Manhattan, The City of New York;

          (g) The period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

          (h) The obligation of the Company, if any, to redeem, purchase or repay the Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such Debt Securities;

          (i) The terms, if any, upon which the Debt Securities of the series may be convertible into or exchanged for other Debt Securities of the Company and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

          (j) The denominations in which any Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

          (k) The currency, currencies or currency units in which payment of principal of and any premium and interest on Debt Securities of the series shall be payable if other than United States dollars;

          (l) Any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the Debt Securities;

          (m) If the principal amount payable at the stated maturity of Debt Securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

          (n) If the principal of or any premium or interest on any Debt Securities is to be payable, at the election of the Company or the holders, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such Debt Securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

          (o) If other than the principal amount thereof, the portion of the principal amount of the Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

          (p) The applicability of, and any addition to or change in, the covenants and definitions then set forth in the Indenture or in the terms then set forth in the Indenture relating to permitted consolidations, mergers or sales of assets;

          (q) Any changes or additions to the provisions of the Indenture dealing with defeasance, including the addition of additional covenants that may be subject to the Company's covenant defeasance option;

          (r) Whether any of the Debt Securities are to be issuable in permanent global form and, if so, the Depositary or Depositaries for such Global Security and the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the Global Security in addition to or in lieu of the legend referred to in the Indenture;

          (s) The Trustee and any authenticating or paying agents, transfer agents or registrars;

          (t) The terms, if any, of any guarantee of the payment of principal, premium and interest with respect to Debt Securities of the series and any corresponding changes to the provisions of the Indenture as then in effect;

          (u) The terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the Indenture as then in effect;

          (v) Any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal, premium and interest with respect to the Debt Securities due and payable; and

          (w) Any other terms of the Debt Securities not inconsistent with the provisions of the Indenture.

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount from their principal amount. United States federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     If any of the Debt Securities are sold for any foreign currency or currency unit or if principal of, premium, if any, or interest, if any, on any of the Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currency or currency unit will be specified in the Prospectus Supplement relating thereto.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, and interest, if any, on the Debt Securities will be payable, and the exchange of and the transfer of Debt Securities will be registrable, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     All moneys paid by the Company to a Paying Agent for the payment of principal, premium, if any, or interest, if any, on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company, and thereafter the holder of such Debt Security may look only to the Company for payment thereof.

     In the event of any redemption, the Company shall not be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Debt Securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

BOOK-ENTRY SYSTEM

     The provisions set forth below in this section headed "Book-Entry System" will apply to the Debt Securities of any series if the Prospectus Supplement relating to such series so indicates.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of such series will be represented by one or more global securities (collectively, a "Global Security") registered in the name of The Depository Trust Company (the "Depositary") or a nominee of the Depositary identified in the Prospectus Supplement relating to such series. Except as set forth below, a Global Security may be transferred, in whole but not in part, only to the Depositary or another nominee of the Depositary.

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary, or its nominee, is the registered holder and owner of such Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related Debt Securities for all purposes of such Debt Securities and for all purposes under the Indenture. Except as set forth below or as otherwise provided in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered to be the owners or holders of any Debt Securities under the Indenture or such Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Debt Securities under the Indenture of such Global Security. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Debt Securities or if an owner of a beneficial interest in a Global Security desires to take any action that the Depositary, as the holder of such Global Security is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company as follows: The Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

     Payment of principal of and premium, if any, and interest, if any, on Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of such Global Security.

     The Company expects that the Depositary, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant. Neither the Company nor the Trustee nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in such Global Security owning through such participants.

     Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities represented by a Global Security will be exchangeable for Debt Securities in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (a) the Depositary notifies the Company and the Trustee that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days, (b) the Company in its sole discretion determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof or (c) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the Debt Securities. Any Debt Security that is exchangeable pursuant to the preceding sentence is exchangeable for Debt Securities registered in such names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security. Subject to the foregoing, a Global Security is not exchangeable except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

COVENANTS OF THE COMPANY

     Except as set forth below or as otherwise provided in the applicable Prospectus Supplement with respect to any series of Debt Securities, the Company is not restricted by the Indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provision that would require the Company to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Company that may adversely affect the creditworthiness of the Debt Securities.

     Unless otherwise indicated in the applicable Prospectus Supplement, certain covenants contained in the Indenture, which are summarized below, will be applicable (unless waived or amended) to the series of Debt Securities to which such Prospectus Supplement relates so long as any of the Debt Securities of such series are outstanding.

     Limitations on Liens. The Company covenants that it will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any debt for borrowed money secured by a mortgage, security interest, pledge, lien, charge or other encumbrance ("liens") upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Debt Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured debt. The preceding provisions shall not require the Company to secure the Debt Securities if the liens consist of either Permitted Liens or liens securing excepted indebtedness (as described below).


     Limitations on Sale and Lease-Back Transactions. The Company covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a lien on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the Debt Securities pursuant to the limitation in the Indenture on liens, or (b) the Company shall apply an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction within six months of such sale to the defeasance or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Debt Securities or other debt for borrowed money of the Company or a Restricted Subsidiary that matures more than one year after the creation of such debt or to the purchase, construction or development of other comparable property.


     Excepted Indebtedness. Notwithstanding the foregoing limitations on liens and Sale and Lease-Back Transactions, the Company or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee indebtedness secured by a lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two paragraphs if the sum of the aggregate principal amount of all such indebtedness (or, in the case of a lien, the lesser of such principal amount and the fair market value of the property subject to such lien, as determined in good faith by the Company's Board of Directors) and the Attributable Debt of all such Sale and Lease-Back Transactions, in each case not otherwise permitted in the preceding two paragraphs, does not exceed the greater of 10% of the Consolidated Net Tangible Assets of the Company or $350 million.

     Certain Definitions Applicable to Covenants. The term "Attributable Debt" when used in connection with a Sale and Lease-Back Transaction involving a Principal Property shall mean, at the time of determination, the lesser of (a) the fair market value of such property (as determined in good faith by the Company's Board of Directors), (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Debt Securities of each series outstanding pursuant to the Indenture compounded semi-annually, or (c) if the obligation with respect to the Sale and Lease-Back Transaction constitutes an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

     The term "Consolidated Net Tangible Assets" shall mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities, except for (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases; and (b) certain intangible assets, to the extent included in such aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Nonrecourse Obligation" shall mean indebtedness or other obligations substantially related to (a) the acquisition of assets not previously owned by the Company or any Restricted Subsidiary or (b) the financing of a project involving the development or expansion of properties of the Company or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Restricted Subsidiary or any assets of the Company or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

     The term "Permitted Liens" shall mean (a) liens on property, shares of stock, indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such liens are not incurred in anticipation of such corporation becoming a Restricted Subsidiary;
(b)(i) liens on property, shares of stock, indebtedness or other assets existing at the time of acquisition thereof by the Company or a Restricted Subsidiary, or liens thereon to secure the payment of all or any part of the purchase price thereof or (ii) liens on property, shares of stock, indebtedness or other assets to secure any indebtedness for borrowed money incurred prior to, at the time of, or within one year after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) liens to secure indebtedness owing to the Company or to a Restricted Subsidiary; (d) liens existing at the date of the initial issuance of the Debt Securities of such series; (e) liens on property or other assets of a corporation (which is not a Subsidiary) existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (f) liens in favor of the United States of America or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such liens; (g) liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; (h) liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities, or other forms of industrial revenue bond financing, or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof; and (i) extensions, renewals or replacements of any lien referred to in the foregoing clauses (a) through (h); provided, however, that any liens permitted by any of the foregoing clauses (a) through (h) shall not extend to or cover any property of the Company or such Restricted Subsidiary, as the case may be, other than the property specified in such clauses and improvements thereto.

     The term "Principal Property" shall mean the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) and the equipment located thereon which (a) is owned by the Company or any Subsidiary; (b) is located within any of the present 50 States of the United States of America (or the District of Columbia); (c) has not been determined in good faith by the Board of Directors of the Company not to be materially important to the total business conducted by the Company and its Subsidiaries taken as a whole; and (d) has a net book value on the date as of which the determination is being made in excess of 1% of Consolidated Net Tangible Assets of the Company as most recently determined on or prior to such date (including for purposes of such calculation the land, land improvements, buildings and such fixtures compromising such office, plant or facilities, as the case may be).

     The term "Restricted Subsidiary" shall mean any Subsidiary that owns any Principal Property; provided, however, that the term "Restricted Subsidiary" shall not include (a) any Subsidiary that is principally engaged in financing receivables or that is principally engaged in financing the Company's operations outside the United States of America or (b) any Subsidiary less than 80% of the voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or quoted on The Nasdaq National Market or in the over-the-counter market.

     The term "Sale and Lease-Back Transaction" shall mean any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person, other than (a) any such transaction involving a lease for a term of not more than three years, (b) any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, or (c) any such transaction executed by the time of or within one year after the latest of the acquisition, the completion of construction or improvement or the commencement of commercial operation of such Principal Property.

     The term "Subsidiary" shall mean (a) any corporation of which at least
66 2/3% of the outstanding voting stock is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or (b) any other person (other than a corporation) in which the Company or one or more other Subsidiaries directly or indirectly has at least 66 2/3% equity ownership and power to direct the policies, management and affairs thereof. "Voting stock" means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that, if such provision is made applicable to the Debt Securities of any series pursuant to the provisions of the Indenture, the Company may elect (a) to defease and be discharged from any and all obligations in respect of such Debt Securities except for certain obligations to register the transfer or exchange of such Debt Securities, to replace temporary, destroyed, stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold monies for payment in trust ("defeasance") or (b) (i) to omit to comply with certain restrictive covenants (including the covenants referred to above under "Covenants of the Company") and (ii) to deem the occurrence of any event referred to in clauses (d) and (e) under "Events of Default" below not to be or result in an Event of Default if, in each case with respect to the Outstanding Debt Securities of such series on or after the date certain conditions are satisfied ("covenant defeasance"), in either case upon the deposit with the

Trustee (or other qualifying trustee), in trust, of money or U.S. Government Obligations, which through the payment of interest and principal with respect thereto in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debt Securities of such series on the respective stated maturities and any mandatory sinking fund payments or analogous payments on the days payable, in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance or covenant defeasance and will be subject to federal income tax on the same amount, and in the same manner and at the same times as would have been the case if such deposit, defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the Indenture. The Prospectus Supplement relating to a series may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities (unless such event is specifically inapplicable to a particular series as described in the Prospectus Supplement relating thereto): (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;
(d) with respect to each series of Debt Securities, failure to perform any other covenant of the Company applicable to that series, continued for 90 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a "Notice of Default"; (e) (i) failure of the Company to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the Indenture means obligations (other than Nonrecourse Obligations or the Debt Securities of such series) of the Company for borrowed money or evidenced by bonds, debentures, notes or similar instruments ("Indebtedness") in an amount in excess of $50,000,000 and continuance of such failure, or (ii) the acceleration of Indebtedness in an amount in excess of $50,000,000 because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in the case of
(i) or (ii) above, for a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series specifying such failure or acceleration, requiring it to be remedied and stating that such notice is a "Notice of Default"; provided, however, that if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred; (f) certain events of bankruptcy, insolvency or reorganization involving the Company; and (g) any other Event of Default provided with respect to Debt Securities of that series.

     Subject to the provisions of the Indenture relating to the duties of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     The Indenture provides that the Company will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate from the principal executive, financial or accounting officer or treasurer of the Company as to his or her knowledge of the Company's compliance (without regard to any period of grace or requirement of notice) with all conditions and covenants of the Indenture.

     If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations generally do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal or interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

MODIFICATION, WAIVER AND MEETINGS

     The Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities for one or more of the following purposes:

          (a) To evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of the covenants, agreements and obligations of the Company in the Indenture and in the Debt Securities;

          (b) To surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of Debt Securities as the Board of Directors of the Company shall consider to be for the protection of the holders of the Debt Securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the Trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive the default);

          (c) To cure any ambiguity or omission or to correct or supplement any provision contained in the Indenture, in any supplemental indenture or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture, in each case as shall not adversely affect the interests of any holders of Debt Securities of any series in any material respect;

          (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

          (e) To add guarantees with respect to any or all of the Debt Securities or to secure any or all of the Debt Securities;

          (f) To make any change that does not adversely affect the rights of any holder;

          (g) To add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change or elimination not otherwise permitted under the Indenture shall (1) neither apply to any Debt Security of any series created prior to the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any Debt Security with respect to the provision, or (2) become effective only when there is no such Debt Security outstanding;

          (h) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee;

          (i) To establish the form or terms of Debt Securities of any series;
     and

          (j) To provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities (provided that the uncertificated Debt Securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated Debt Securities are described in Section 163(f)(2)(B) of such code).

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof, (d) change the place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the stated maturity, redemption date or repayment date, (f) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (g) modify any of the provisions set forth in this paragraph except to increase any such percentage or to provide that certain other provisions of the Indenture may not be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby.

     The holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of the holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series and any coupons appertaining thereto, waive any past default under the Indenture with respect to Debt Securities of that series, except a default (a) in the payment of principal of or any premium or interest on any Debt Security of such series or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of outstanding Debt Securities of the affected series.

     The Indenture provides that in determining whether the holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities (a) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (b) the principal amount of a Debt Security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the date of original issuance of such Debt Security of the amount determined as provided in (a) above of such Debt Security) and (c) Debt Securities owned by the Company or any Subsidiary of the Company shall be disregarded and deemed not to be Outstanding.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, or permit any person to consolidate with or merge into the Company, unless the following conditions have been satisfied:

          (a) Either (1) the Company shall be the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than the Company (the "Successor Company"), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all the obligations of the Company under the Debt Securities and the Indenture;

          (b) Immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Company as a result of the transaction as having been incurred by the Successor Company or the Subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the Indenture would occur or be continuing; and

          (c) The Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the Indenture.

     Upon any consolidation by the Company with, or merger by the Company into, any other person or any conveyance, transfer or lease of the properties and assets of the Company as an entirety or substantially as an entirety as described in the preceding paragraph, the Successor Company resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and all outstanding Debt Securities.

NOTICES

     Except as otherwise provided in the Indenture, notices to holders of Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register.

TITLE

     Prior to due presentment of a Debt Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name such Debt Security is registered as the owner of such Debt Security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable Prospectus Supplement) on such Debt Security and for all other purposes whatsoever, whether or not such Debt Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

REPLACEMENT OF DEBT SECURITIES

     Any mutilated Debt Security will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities that become destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the Debt Security or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee. In the case of a destroyed, lost or stolen Debt Security, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the holder of such Debt Security before a replacement Debt Security will be issued.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Company may appoint a separate Trustee for any series of Debt Securities. As used herein in the description of a series of Debt Securities, the term "Trustee" refers to the Trustee appointed with respect to the series of Debt Securities.

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities of any series for which the Trustee serves as trustee, the Trustee must eliminate such conflict or resign.

     The Trustee or its affiliate may provide certain banking and financial services to the Company in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities (a) to one or more underwriters or dealers for public offering and sale by them and (b) to investors directly or through agents. The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Debt Securities offered thereby.

     In connection with the sale of the Debt Securities, underwriters, dealers or agents may receive compensation from the Company or from purchasers of the Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the Debt Securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the Debt Securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from the Company will be described in the Prospectus Supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Under agreements that may be entered into with the Company, underwriters, dealers and agents may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make with respect thereto.

     The Company may grant underwriters who participate in the distribution of Debt Securities an option to purchase additional Debt Securities to cover over-allotments, if any.

     All Debt Securities will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Debt Securities.

     Certain of the underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of the Debt Securities is being passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended February 2, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth expenses to be incurred by the registrant, Dell Computer Corporation (the "Company"), in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

Registration fee............................................      $147,500
Trustee's fees and expenses.................................        10,000
Accountant's fees and expenses..............................        15,000
Printing and engraving expenses.............................        30,000
Blue sky and legal investment fees and expenses.............         3,000
Rating agencies' fees.......................................       180,000
Legal fees and expenses.....................................        50,000
Miscellaneous...............................................        10,000
                                                                  --------
          Total.............................................      $445,500
                                                                  ========

ITEM 15 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Ninth of the Certificate of Incorporation of the Company provides that the Company must indemnify its officers and directors and may indemnify certain other persons to the extent allowed by the Delaware General Corporation Law (the "DGCL"). Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

     Reference is made to the Underwriting Agreement to be included as an exhibit to this Registration Statement for provisions regarding indemnification of the Company, officers, directors and controlling persons against certain liabilities.

     The preceding discussion of the Company's Certificate of Incorporation,
Section 145 of the DGCL and the Underwriting Agreement is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation,
Section 145 of the DGCL and the Underwriting Agreement.

ITEM 16 -- EXHIBITS

     There are filed with the Registration Statement the following exhibits:


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         *1.1            -- Underwriting Agreement
         +4.1            -- Form of Indenture between the Registrant and one or more commercial banks to be named, as trustee
         *4.2            -- Form of Debt Security
         +5.1            -- Opinion of Vinson & Elkins L.L.P. as to the validity of the Debt Securities
       **12.1            -- Computation of Ratio of Earnings to Fixed Charges

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        +23.1            -- Consent of Price Waterhouse LLP
         23.2            -- Consent of Vinson & Elkins L.L.P. (included in Exhibit
                            5.1)
       **24.1            -- Powers of Attorney
        *25.1            -- Form T-1, Statement of Eligibility and Qualification
                            under the Trust Indenture Act of 1939 of Trustee


---------------
*  To be filed


** Previously filed



+  Filed herewith


ITEM 17 -- UNDERTAKINGS

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act.

          (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in clauses (a) and (b) above shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, Texas on April 3, 1998.


                                            DELL COMPUTER CORPORATION

                                            By:      /s/ MICHAEL S. DELL
                                              ----------------------------------
                                                       Michael S. Dell,
                                                  Chairman of the Board and
                                                   Chief Executive Officer


                               POWERS OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                       CAPACITY                      DATE
                      ---------                                       --------                      ----

                 /s/ MICHAEL S. DELL                     Chairman of the Board and Chief       April 3, 1998
-----------------------------------------------------      Executive Officer (principal
                   Michael S. Dell                         executive officer)

                          *                              Director                              April 3, 1998
-----------------------------------------------------
                   Donald J. Carty

                          *                              Director                              April 3, 1998
-----------------------------------------------------
               Paul O. Hirschbiel, Jr.

                          *                              Director                              April 3, 1998
-----------------------------------------------------
                  Michael H. Jordan

                          *                              Director                              April 3, 1998
-----------------------------------------------------
                 Thomas W. Luce III

                          *                              Director                              April 3, 1998
-----------------------------------------------------
                    Klaus S. Luft

                          *                              Director                              April 3, 1998
-----------------------------------------------------
                 Claudine B. Malone

                          *                              Director                              April 3, 1998
-----------------------------------------------------
                    Alex J. Mandl

                          *                              Director                              April 3, 1998
-----------------------------------------------------
                  Michael A. Miles

                      SIGNATURE                                       CAPACITY                      DATE
                      ---------                                       --------                      ----

               /s/ THOMAS J. MEREDITH                    Senior Vice President and Chief       April 3, 1998
-----------------------------------------------------      Financial Officer (principal
                 Thomas J. Meredith                        financial officer)

               /s/ JAMES M. SCHNEIDER                    Vice President--Finance and Chief     April 3, 1998
-----------------------------------------------------      Accounting Officer (principal
                 James M. Schneider                        accounting officer)

             *By: /s/ THOMAS J. MEREDITH                                                       April 3, 1998
  ------------------------------------------------
                  Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
           4.1           -- Form of Indenture between the Registrant and one or more commercial banks to be named, as trustee
           5.1           -- Opinion of Vinson & Elkins L.L.P. as to the validity of the Debt Securities
          23.1           -- Consent of Price Waterhouse LLP